Exhibit (b)(1)(C)

Abacus Finance Group, LLC 335 Madison Avenue, 23rd Floor New York, NY 10017 www.abacusfinance.com

CONFIDENTIAL

November 24, 2017

Altus Capital Partners

10 Westport Road, Suite C204

Wilton, CT 06897

Attention:	Gregory L. Greenberg, Heidi Goldstein, Joshua M. Tesoriero

Re:	Fee Letter

Gentlemen:

This is the Fee Letter referred to in that certain Commitment Letter for Financing (the “Commitment Letter”) dated as of the date hereof between Abacus Finance Group, LLC (“Abacus” or the “Agent”) and Altus Capital Partners (the “Sponsor”). All capitalized terms used but not defined herein shall have the respective meanings given to them in the Commitment Letter.

In addition to any fees or other amounts payable by Sponsor or Borrower to the Agent and Lenders under the terms of the Commitment Letter and any deposits paid to Abacus pursuant thereto or pursuant to any other agreement, Sponsor agrees to pay to the Agent the following fees and expenses:

Closing Fee:	A nonrefundable closing fee of 1.75% of the Credit Facility, for the account of Abacus, which will be fully earned and due and payable in full on the closing date.

Administrative Agent’s Fee:	A nonrefundable annual administration fee of $20,000, for the account of Agent, which fee will be deemed fully earned and due and payable on the closing date and on each anniversary thereof during the term of the Credit Agreement.

Abacus acknowledges and agrees that on the closing date of the Credit Facility, any obligations of the Sponsor set forth herein to pay fees hereunder shall terminate and shall become the sole obligation of the Borrower and the Guarantors under the Credit Facility.

It is expressly understood and agreed that Abacus’ commitment in respect of the Credit Facility is subject to your agreements and representations set forth herein and in the Commitment Letter, and, notwithstanding any provision in the definitive Credit Facility documentation to the contrary, this paragraph shall survive the execution and delivery of the definitive Credit Facility documentation.

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THIS FEE LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW RULES).

This Fee Letter may be authenticated in any number of separate counterparts, each of which shall collectively and separately constitute one and the same document. This Fee Letter may be authenticated by manual signature, facsimile or other electronic means (including .pdf), all of which shall be equally valid.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fee Letter to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

Sincerely,

Abacus Finance Group, LLC

By:/s/ Sean McKeever

Name: Sean McKeever

Its Duly Authorized Signatory

Accepted and Agreed to this 25th day of November, 2017:

Altus Capital Partners II, L.P.

By:	Altus Management II, LLC

	By:	/s/ Heidi Goldstein

	Name:	Heidi Goldstein

	Title:	Partner
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